SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 14, 2005

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement.

The Compensation Committee of the Company’s Board of Directors of Phillips-Van Heusen Corporation (the “Company”) met on April 14, 2005 and approved certain matters relating to the compensation of, among others,  Allen Sirkin, Vice Chairman, Dress Shirts and Francis K. Duane, Vice Chairman, Sportswear.  Messrs. Sirkin and Duane are named executive officers of the Company who were named in the Company’s proxy statement for its 2004 annual meeting of stockholders and will be named in the Company’s proxy statement for its 2005 annual meeting of stockholders.  The matters approved were as follows:

1.

The Committee established revised bonus goals for fiscal 2005 for Mr. Sirkin, subject to stockholder approval of a new Performance Incentive Bonus Plan to be voted upon at the Company’s 2005 annual meeting.  Establishment of his original 2005 bonus goals was reported in a current report on Form 8-K dated March 3, 2005.  The new Performance Incentive Bonus Plan is substantially similar to the Company’s existing plan of the same name approved by stockholders at the 2000 annual meeting and is intended to provide cash compensation on an annual basis that is at-risk and contingent upon the achievement of overall Company performance (for corporate officers) or divisional performance (for officers with divisional responsibilities).  Mr. Sirkin will receive a bonus based on a percentage of base salary if the Dress Shirt Group achieves certain goals based on EBIT.  The potential bonus for Mr. Sirkin ranges from 20% at threshold to 60% at target to 120% at maximum.  In all cases, achievement of levels between goals would result in payment of a percentage of base salary that is on a straight-line interpolation between the two relevant goals.  Information for the bonus opportunity for 2005 for the other named executive officers was previously reported in the March 3, 2005 Form 8-K.

2.

Mr. Sirkin’s base salary was raised to $800,000 per annum.  Mr. Duane’s base salary was raised to $750,000 per annum.  Each of these increases is effective June 1, 2005.  Information for the other named executive officers has been previously reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date:   April 19, 2005